EXHIBIT 99.1

Tyson Chief Financial Officer Accepts New Position

Miquelon to join leading retail pharmacy chain

Springdale, Arkansas – May 12, 2008 – The Chief Financial Officer (CFO) of Tyson Foods, Inc. (NYSE: TSN) is leaving the company to accept a similar position with the nation’s largest retail pharmacy chain.

Wade Miquelon has accepted the job of Chief Financial Officer of Walgreens, one of the nation’s fastest growing retailers with fiscal 2007 sales of almost $54 billion. The Deerfield, Illinois, company expects to open 550 stores in fiscal 2008.

“We will miss the passion and strategic approach Wade brought to his job here at Tyson, but realize the move to Walgreens is a great opportunity for him and his family,” said Dick Bond, president and CEO of Tyson Foods. “While he’s only been with us for two years, we believe he has strengthened our finance and accounting functions by helping them move beyond financial reporting to become more in tune with our overall operations.”

“I leave with reluctance because of the wonderful people I’ve worked with and the great experiences I’ve had, and I’m confident about the future success of Tyson Foods,” said Miquelon. “Tyson is in a very dynamic business, and has an outstanding team of forward-looking people and an excellent strategic plan, which I believe will continue to keep the company moving in the right direction.”

Tyson management will now begin the process of finding a replacement for Miquelon, who left The Procter & Gamble Company to accept Tyson’s chief financial post in April 2006. Dennis Leatherby, who is Tyson’s senior vice president of finance and treasurer, will assume Miquelon’s responsibilities until the job is filled.

Miquelon will remain with Tyson until mid-June, completing his work on some strategic objectives and also assisting with the transition process.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

Contact: Gary Mickelson 479-290-6111